Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 11, 2020 (except Note 15, as to which the date is April 6, 2021), with respect to the combined financial statements of Maxeon Solar Technologies, Pte. Ltd., appearing in the Annual Report on Form 20-F of Maxeon Solar Technologies, Ltd. for the year ended January 3, 2021.

/s/ Ernst & Young LLP

San Jose, California

April 15, 2021